EXHIBIT 12
                        PHH Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                                 (In thousands)




                                                              For the Years Ended
                                           ----------------------------------------------------------
                                                  December 31,                 January 31,
                                           ----------------------------------------------------------
                                              1997         1996        1996        1995        1994
                                           ---------    ---------   ---------   ---------   ---------

Income (loss) before income taxes .........$  (1,558)   $ 176,288   $ 133,115   $ 116,758   $ 106,943
Plus: Fixed charges .......................  294,294      268,960     253,481     202,659     182,596
                                           ---------    ---------   ---------   ---------   ---------
Earnings available to cover
   fixed charges .......................     292,736      445,248     386,596     319,417     289,539
                                           ---------    ---------   ---------   ---------   ---------

Fixed charges (1):
   Interest including amortization
     of deferred loan costs ............     286,527      260,765     245,641     194,594     173,508
   Interest portion of rental payment ..       7,767        8,195       7,840       8,065       9,088
                                           ---------    ---------   ---------   ---------   ---------

Total fixed charges ........  ..........   $ 294,294    $ 268,960   $ 253,481   $ 202,659   $ 182,596
                                           =========    =========   =========   =========   =========


Ratio of earnings to fixed
   charges ..................... ........         (*)        1.66x       1.53x       1.58x       1.59x
                                           =========    =========   =========   =========   =========


(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense is incurred on debt, which is used to finance the Company's fleet leasing, mortgage service and relocation service activities.

(*) Earnings are inadequate to cover fixed charges (deficiency of $1.6 million) for the year ended December 31, 1997. Loss before income taxes includes non-recurring merger-related charges associated with business combinations in the amount of $262.2 million ($208.8 million after-tax). Excluding the charges, the ratio of earnings to fixed charges is 1.89x.